Exhibit 10.31

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”) is made effective as of the 11th day of April, 2013 (the “Effective Date”), by and between BURGER KING CORPORATION, a Florida corporation (together with any Successor thereto, the “Company”), and STEVEN M. WIBORG (“Executive”).

WITNESSETH

WHEREAS, the parties hereto entered into a certain Employment Agreement (the “Agreement”), effective as of the 20th day of October, 2010;

WHEREAS, the parties desire to amend the Agreement to reflect changes in Executive’s position and job responsibilities as set forth and described below; and

WHEREAS, Executive is willing to agree to such changes and continue his employment with the Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the parties hereto agree to amend the Agreement as follows:

1. Position and Responsibilities. As of the Effective Date, Section 2(b) of the Agreement, entitled “Position and Responsibilities”, is hereby deleted in its entirety and replaced with the following:

“(b) Position and Responsibilities. During the Employment Period, Executive shall serve as the Chairman, North America. Executive shall report to both the Vice Chairman of the Board of Directors and Chief Executive Officer of the Company. Executive shall have the duties and responsibilities consistent with Executive’s title and position as the Vice Chairman, the Chief Executive Officer and the Board specifies from time to time. Executive shall devote all of his skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of his duties and responsibilities for the Company to the best of his ability; provided that nothing in this Agreement prohibits Executive’s involvement in (a) community or charitable activities or (b) personal or family investment-related activities, as long as such activities do not interfere or conflict with Employee’s performance of his duties and services hereunder or create a potential business or fiduciary conflict. In this regard, Company hereby approves of Executive’s retained equity position in Heartland Holdings of Delaware LLC and Heartland Merger Holdings LLC, the parent companies of existing franchisees of the Company. The Company further approves of Executive’s equity interests in limited liability companies that own, in the aggregate, three (3) parcels of real estate leased as Burger King store locations with two (2) of such locations being leased to directly to the Company.”

2. Location. Section 2(c) of the Agreement, entitled “Location” is hereby deleted in its entirety and replaced with the following:

“(c) Location. During the Employment Period, Executive’s services shall be performed from such location as reasonably determined by Executive and the Company consistent with the requirements of his position and job responsibilities. Notwithstanding the foregoing, Executive acknowledges and agrees to travel as the needs of the Company’s business dictate.”

3. Termination For Good Reason. Notwithstanding anything to the contrary contained in the Agreement or this Amendment, the parties hereto acknowledge and agree that:

(a) Executive shall have a one-time right to resign from his employment for Good Reason solely as a result of the changes to Executive’s position and responsibilities described in this Amendment, such termination to be effective at any time between October 20, 2013 and December 31, 2013, by giving written notice of such termination during the period which is not more than forty (40) and not less than thirty (30) days prior to the stated resignation date; and

(b) Executive may terminate his employment for “Good Reason” prior to October 20, 2013 only upon a decrease in Executive’s Base Salary, a material decrease in Executive’s incentive compensation opportunities as set forth in Section 8 of the Agreement or the failure by the Company to obtain the agreement of any Successor to expressly assume and agree to perform the terms of the Agreement, as amended herein.

Any resignation of employment by Executive as provided in Section 3(a) or 3(b) of this Amendment shall constitute a resignation for Good Reason under the Agreement, and, in such event, Executive shall be entitled to receive the payments and benefits set forth in the Agreement and in this Amendment.

4. Option Award Agreements. The terms and conditions relating to the treatment of the common stock of Burger King Worldwide, Inc. (“BKW”) held by Executive and the option awards in respect of the common stock of BKW are as described in the Burger King Worldwide Holdings, Inc. 2011 Omnibus Incentive Plan and the Burger King Worldwide, Inc., 2012 Omnibus Incentive Plan (collective, the “Equity Plan”), and the award agreements issued to Executive pursuant to such Equity Plan (each, an “Award Agreement” and collectively, the “Award Agreements”), as such Equity Plan and/or Award Agreements may have been amended from time to time. Notwithstanding the foregoing, if the Company terminates Executive’s employment Without Cause or if Executive resigns for Good Reason pursuant to Section 3(a) or 3(b) of this Amendment, then as of the effective date of such termination or resignation, Executive shall be vested in the number of options to purchase shares of common stock of BKW as if the said options vested in the percentages identified for each Award Agreement in the column below titled “% Vested if Accelerated under Amendment”. The accelerated vesting provided in this Section 4 and the table set forth below is contingent upon Executive’s execution and delivery of the Separation Agreement and General Release described in Section 11(f)(i) of the Employment Agreement:

Award Description	Grant Date	Cliff Vesting Date (pursuant to Award Agreement)	% Vested if Accelerated under Amendment)

2012 Bonus Swap Matching Options	3/01/2013	12/31/2017	15%

2011 Bonus Swap Matching Options	02/21/2012	12/31/2016	35%

Option Award	02/03/2011	10/19/2015	75%

5. Annual Incentive Compensation. Notwithstanding anything to the contrary in the 2013 Bonus Plan, if prior to December 31, 2013, the Company terminates Executive’s employment Without Cause or Executive terminates his employment with the Company for Good Reason, Executive shall be eligible to receive a portion of Executive’s Annual Bonus for 2013 that includes the Date of Separation from Service, such portion to equal the product (such product, the “Pro-Rata Bonus”) of (1) the Annual Bonus that would have been payable to Executive for such fiscal year had Executive remained employed for the entire fiscal year, determined based on the extent to which Executive and the Company actually achieve the 2013 performance goals which have been established pursuant to Section 8(a) of the Employment Agreement and the 2013 Bonus Plan, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the day following the Date of Separation from Service and the denominator of which is equal to 365, such amount to be payable to Executive on the date (the “Bonus Payment Date”) annual bonuses for such fiscal year are actually paid by the Company to its active executives, but in no event later than two and a half (2 1/2) months following the end of the applicable fiscal year in which such Annual Bonus was earned.

6. Limit of Modification. Except as specifically modified herein, all other terms and conditions of the Agreement shall remain in full force and effect.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

8. Captions and Definitions. The captions in the sections, subsections and paragraphs of this Amendment are inserted for convenience only and shall not affect the construction or interpretation of this Amendment. Capitalized terms contained in this Amendment shall have the meanings ascribed to them in the Agreement unless otherwise defined herein.

9. Severability. If any provision of this Amendment is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10. Incorporation and Survival of Recitals. The recitals set forth above and in the Agreement are hereby incorporated by reference as though set forth herein. In case of any conflict between this Amendment and the Agreement, the terms of the Amendment shall control.

IN WITNESS WHEREOF, this Amendment has been duly executed by each party as of the day and year first set forth above.

Burger King Corporation

By:	/s/ Daniel Schwartz
Name:	Daniel Schwartz
Title:

/s/ Steven M. Wiborg
Steven M. Wiborg

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